(As filed with the Securities and Exchange Commission April 29, 2002)

                                                                File No. 70-9551

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     POS AMC
                        (Post Effective Amendment No. 3)
                                       on
                                    FORM U-1
                           APPLICATION OR DECLARATION
                                    UNDER THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                  NISOURCE INC.
                              801 East 86th Avenue
                        Merrillville, Indiana 46410-6272

                            IWC RESOURCES CORPORATION
                           INDIANAPOLIS WATER COMPANY
                              HARBOUR WATER COMPANY
                            LIBERTY WATER CORPORATION
                        IRISHMAN'S RUN ACQUISITION CORP.
                       THE DARLINGTON WATER WORKS COMPANY
                          IWC MORGAN WATER CORPORATION
                      WHITE RIVER ENVIRONMENTAL PARTNERSHIP
                             1220 Waterway Boulevard
                           Indianapolis, Indiana 46202

                    (Names of companies filing this statement
                  and addresses of principal executive offices)

--------------------------------------------------------------------------------

                                  NISOURCE INC.

 (Name of top registered holding company parent of each applicant or declarant)

--------------------------------------------------------------------------------

                              Jeffrey W. Grossman,
                          Vice President and Controller
                                  NiSource Inc.
                              801 East 86th Avenue
                        Merrillville, Indiana 46410-6272

                     (Name and address of agent for service)

            --------------------------------------------------------

        The Commission is requested to mail copies of all orders, notices and other communications to:

        Peter V. Fazio, Jr., Esq.             William T. Baker, Jr., Esq.
        Schiff Hardin & Waite                 Thelen Reid & Priest LLP
        6600 Sears Tower                      40 West 57th Street
        Chicago, Illinois  60606-6473         New York, New York  10019

     The record in this proceeding, as previously supplemented by Post-Effective Amendment No. 1, dated March 21, 2002, is hereby further supplemented as follows:(1)

     1.   ITEM 3 - APPLICABLE STATUTORY PROVISIONS, is amended as follows:
                   -------------------------------

     (a) by designating Sections 11(b)(1) and 12(f) of the Act and Rules 43 and 44(c) promulgated thereunder as applicable to the transactions described in Post-Effective Amendment No. 1; and

     (b) by adding the following additional disclosure relating to Rule 54:

     "Rule 54 provides that the Commission shall not consider the effect of the capitalization or earnings of subsidiaries of a registered holding company that are "exempt wholesale generators" ("EWGs") or "foreign utility companies" ("FUCOs") in determining whether to approve other transactions if Rule 53(a),
(b) and (c) are satisfied. Under Rule 53(a), the Commission shall not make certain specified findings under Sections 7 and 12 in connection with a proposal by a holding company to issue securities for the purpose of acquiring the securities of or other interest in an EWG, or to guarantee the securities of an EWG, if each of the conditions in paragraphs (a)(1) through (a)(4) thereof are met, provided that none of the conditions specified in paragraphs (b)(1) through
(b)(3) of Rule 53 exists. The standards of Rules 53 and 54 are met.

          Rule 53(a)(1): NiSource's "aggregate investment" in EWGs is approximately $320.2 million, or 39.4%% of NiSource's "consolidated retained earnings" for the four quarters ended December 31, 2001 ($813.2 million). NiSource does not hold any investment in a FUCO.

          Rule 53(a)(2): NiSource will maintain books and records enabling it to identify investments in and earnings from each EWG and FUCO in which it directly or indirectly acquires and holds an interest. NiSource will cause each domestic EWG in which it acquires and holds an interest, and each foreign EWG and FUCO that is a majority-owned subsidiary, to maintain its books and records and prepare its financial statements in conformity with U.S. generally accepted accounting principles ("GAAP"). All of such books and records and financial statements will be made available to the Commission, in English, upon request.

          Rule 53(a)(3): No more than 2% of the employees of NiSource's domestic utility subsidiaries will, at any one time, directly or indirectly, render services to EWGs and FUCOs.

          Rule 53(a)(4): NiSource will submit a copy of each Application/Declaration that relates to investments in EWGs or FUCOs and each amendment thereto, and will submit copies of any Rule 24 certificates required hereunder, as well as a copy of NiSource' Form U5S, to each of the public service commissions having jurisdiction over the retail rates of NiSource's domestic utility subsidiaries.

----------

(1) An intervening submission, Post-Effective Amendment No. 2, which was filed on March 28, 2002, concerns unrelated matters.

          In addition, the applicants state that the provisions of Rule 53(a) are not made inapplicable to the authorization herein requested by reason of the occurrence or continuance of any of the circumstances specified in Rule 53(b). Rule 53(c) is inapplicable by its terms."

     2.   ITEM 4 - REGULATORY APPROVALS, is supplemented as follows:
                   --------------------

     "The Indiana Utility Regulatory Commission has approved the sale of the Water Utilities to the City of Indianapolis. No other state commission and no federal commission, other than this Commission, has jurisdiction over the proposed transactions."

     3.   ITEM 6 - EXHIBITS AND FINANCIAL STATEMENTS is supplemented as follows:
                   ---------------------------------

          By filing the following additional exhibit:

          D-19 Order of the Indiana Utility Regulatory Commission, issued March 28, 2002, approving sale of Water to the City of Indianapolis.

                                   SIGNATURES

          Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized.


                                         NISOURCE INC.


                                         By: /s/ Jeffrey W. Grossman
                                             -----------------------
                                         Name:   Jeffrey W. Grossman
                                         Title:  Vice President and Controller


                                         IWC RESOURCES CORPORATION
                                         INDIANAPOLIS WATER COMPANY
                                         HARBOUR WATER COMPANY
                                         LIBERTY WATER CORPORATION
                                         IRISHMAN'S RUN ACQUISITION CORP.
                                         THE DARLINGTON WATER WORKS COMPANY
                                         IWC MORGAN WATER CORPORATION


                                         By: /s/ John M. Davis
                                             -----------------------
                                         Name:   John M. Davis
                                         Title:  Corporate Secretary


                                         WHITE RIVER ENVIRONMENTAL PARTNERSHIP,

                                         by INDIANAPOLIS WATER COMPANY,
                                         its general partner,


                                         By: /s/ John M. Davis
                                             -----------------------
                                         Name:   John M. Davis
                                         Title:  Corporate Secretary


Date:  April 29, 2002